Exhibit 99.1

Azitra, Inc. Announces Pricing of Public Offering

BRANFORD, Conn. — Feb. 13, 2024 — Azitra, Inc. (NYSE American: AZTR) (“Company”), a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced the pricing of an underwritten public offering of 16,667,000 shares of common stock. Each share of common stock is being sold at a public offering price of $0.30 per share for gross proceeds of approximately $5 million, before deducting underwriting discounts and offering expenses. All of the shares of common stock are being offered by the Company. In addition, Azitra has granted the underwriters a 45-day option to purchase up to an additional 2,500,000 shares of common stock to cover over-allotments at the public offering price, less the underwriting discount.

The Company intends to use the net proceeds for clinical trials and product development, research and development, clinical manufacturing as well as for working capital and other general corporate purposes.

The offering is expected to close on February 16, 2024, subject to satisfaction of customary closing conditions.

ThinkEquity is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-276598) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on February 13, 2024. This offering is being made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Azitra, Inc.

Azitra, Inc. is an early-stage clinical biopharmaceutical company focused on developing innovative therapies for precision dermatology using engineered proteins and topical live biotherapeutic products. The Company has built a proprietary platform that includes a microbial library comprised of approximately 1,500 unique bacterial strains that can be screened for unique therapeutic characteristics. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts and helps screen the Company’s library of strains for drug like molecules..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. including statements regarding Azitra’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties are described in our prospectus dated January 19, 2024 filed with the SEC on January 19, 2024. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Company Contact:

Norman Staskey

Chief Financial Officer

staskey@azitra.com